Exhibit 99.1

FOR RELEASE: MARCH 24, 2006

Able Energy Announces $65 Million Senior Notes Offering
ROCKAWAY, NJ (March 24, 2006) - Able Energy, Inc.. (NASDAQ CAPITAL MARKET: ABLE) (“Able” or the “Company”) today announced that it is offering up to $65.0 million five year senior notes with an 8% annual coupon (the “Notes”). The offering is expected to be closed by early April. The Notes will be secured by real property and improvements underlying eleven truck stop plazas which have an aggregate appraised value in excess of $80 million. The coupon payments will be made quarterly in arrears and will be funded from lease payments Able receives from All American Plazas, Inc., the operator of the truck stop facilities. The Notes will be convertible into shares of Able’s common stock at the market price on the 10th day after the closing of the offering. The Company has agreed to file a proxy statement and a registration statement registering the Notes and underlying shares into which they are convertible within ninety days of the closing of the offering.

The net proceeds from the offering will be used by the Company to acquire the real property of All American Plazas, Inc. by satisfying all encumbrances on the property and for general corporate purposes, including the completion of certain acquisitions to continue the planned growth and development of the Company.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the senior notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various assumptions, risks and uncertainties, and accordingly, actual results may differ materially from those contemplated by the forward-looking statements. Various risks and uncertainties include but are not limited to: the effects of terrorist attacks or conflicts or wars involving the United States or its allies or trading partners; the effects of labor strikes; weather conditions that may affect sales; volatility in fuel, utility, transportation and security costs; changes in global or regional political or economic conditions, including changes in governmental and central bank policies; changes in business conditions in the furniture industry, including changes in consumer spending patterns and demand for home furnishings; effects of our brand awareness and marketing programs, including changes in demand for our products and acceptance of our new products; our ability to locate new store sites or negotiate favorable lease terms for additional stores or for expansion of existing stores; competitive factors, including changes in the products or marketing efforts of others; pricing pressures; fluctuations in interest rates and the cost, availability and quality of raw materials; those matters discussed in our SEC filings; and future decisions by us. The Company has no obligation to publicly update any forward-looking statements at any time for any reason.